Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-80706 and 33-65756) pertaining to the 1993 Employee Stock Option Plan and the 1993 Director Stock Option Plan of OPTi, Inc. of our report dated June 26, 2009, with respect to the consolidated balance sheet of OPTi, Inc. as of March 31, 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended, which report appears in the March 31, 2009 annual report on Form 10-K of OPTi, Inc.

/s/ ARMANINO McKENNA LLP

San Ramon, California

June 26, 2009